EXHIBIT NO. 10.2




November 6, 2000

Fredric K. Rosen
Gerber Technology, Inc.
P.O. Box 769
24 Industrial Park Road West
Tolland, Connecticut  06084


Dear Fred:

     This letter agreement (this "Agreement") constitutes the entire agreement between Gerber Scientific, Inc. (the "Company"), Gerber Technology, Inc., a wholly owned subsidiary of the Company ("Gerber Technology"), and you regarding the separation of your employment relationship with the Company and Gerber Technology.

     1. Resignation and Retirement. The Company, Gerber Technology and you agree that, effective December 1, 2000, you shall cease to be employed as Senior Vice President of the Company and as President of Gerber Technology and that you will voluntarily resign from such offices effective as of such date by executing the letter of resignation attached hereto as Exhibit A. The Company, Gerber Technology and you agree that you will continue to be a full time employee of Gerber Technology for the period from December 1, 2000 through May 31, 2002 (the "Interim Period"), with the title of Chairman and with such duties as determined by the Board of Directors or Chief Executive Officer of the Company or the Board of Directors of Gerber Technology and, in such capacity, you will continue to be subject to all company policies relating to employees and executives of Gerber Technology. Effective as of May 31, 2002 (the "Separation Date"), you shall retire and resign from employment with Gerber Technology with such benefits as you will then otherwise be entitled to receive under the Company's benefit plans.

     2. Interim Compensation. Subject to the other terms and conditions set forth in this Agreement, from December 1, 2000 through the Separation Date the Company or Gerber Technology, as applicable, shall provide you with the following compensation and benefits:

          (a) Gerber Technology will provide you with the same monthly payments and benefits as you would otherwise have been entitled to receive under the Severance Policy for Senior Officers of Gerber Scientific, Inc. and its Domestic Subsidiaries had your employment been terminated on November 30, 2000. Since you will continue to be an employee of Gerber Technology through the Separation Date, these monthly payments will be paid in accordance with the Company's normal payroll procedures and subject to normal deductions for taxes, benefit program contributions and other payroll deductions.

          (b) You shall be eligible to participate in all company medical, dental and life insurance and benefit and 401(k) plans in accordance with current terms thereof. In addition, you shall be entitled to all other fringe benefits that you currently receive from Gerber Technology, including but not limited to maintenance of an appropriate office and use of a company car.

          (c) You shall be entitled to a special payment of $86,042, to be paid on or before December 15, 2000. This special payment will be considered compensation for the purposes of determining both pension and 401(k) eligible compensation.

     3. Health Insurance after Termination. You shall be entitled to participate in the Company's health insurance plan at your expense pursuant to COBRA upon termination of your employment with Gerber Technology until you reach the age of 65.

     4. Retirement or Other Employment Prior to the Separation Date. If, during the Interim Period, (a) you retire or resign from employment with Gerber Technology or (b) you become employed by any other person not in violation of Section 11 of this Agreement, which employment prevents you from fulfilling your commitment to the Company and/or Gerber Technology hereunder, as determined by the Company or Gerber Technology, as applicable, in its reasonable discretion, then, in lieu of any further compensation or benefits pursuant to Section 2 above, you shall be entitled to receive a lump sum payment of 50% of the remaining unpaid compensation to which you otherwise would have been entitled from the date of such retirement, resignation or employment until the Separation Date under the terms set forth herein. Any such lump sum payment shall be considered compensation for purposes of determining pension or 401(k) benefits.

     5. Death. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms set forth in this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6. Expense Reimbursement. On or before May 31, 2002, you shall submit final documented expense reports reflecting all reimbursable travel, entertainment and other business expenses that you have incurred up to and including the Separation Date, if any, for which you seek reimbursement. The Company or Gerber Technology, as applicable, shall reimburse your expenses pursuant to company policy and regular business practice.

     7. Company Property. You agree that on the Separation Date or such earlier date as you resign, retire or become employed in the manner indicated in Section 4 above you shall not retain or destroy, and will return to the Company or Gerber Technology, as applicable, any and all property of the Company or Gerber Technology, as the case may be, in your possession or subject to your control on such date, including but not limited to keys, credit and identification cards, computers, client files and information, all other files and documents relating to the Company or Gerber Technology, their respective plans or business, contracts, personal items or equipment provided to you for your use, together with all written or recorded materials, documents, computer disks, plans, records, notes or other papers belonging to the Company or Gerber Technology. You agree not to make, distribute or retain any such information or property.

     8. Release of Claims by Employee. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company and its affiliates, and their successors and assigns, and any and all current, former and future directors, officers, agents, attorneys, servants, employees and shareholders thereof, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney's fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date hereof, including but not limited to any and all: (a) claims and demands directly or indirectly arising out of or in any way connected with your employment; (b) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; (c) claims pursuant to any federal, state or local law or cause of action, including but not limited to the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Americans with Disabilities Act of 1990, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing; and (d) claims or demands for future damages based on the alleged continuation of the effects of any such past agreements, events, acts or conduct. Notwithstanding the above, you do not release any claims you may have (i) under this Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the applicable terms of the charters, articles of incorporation or bylaws of the Company or any of its affiliates, or (iii) for accrued and vested benefits under the terms of applicable employee benefit plans.

     9. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the terms of this Agreement have been written in a manner that you understand. You also acknowledge that the consideration given for the waiver herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised in this writing that: (a) your waiver and release does not apply to any claims that may arise after you sign this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement and have done so; (c) you have twenty-one (21) days within which to consider the agreement set forth in this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement; (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you.

     10. Nonsolicitation. You agree that so long as you are employed by Gerber Technology and for a period of one (1) year thereafter, you will not, either directly or through others, solicit or attempt to solicit any person (including any entity) who is then an employee, consultant or independent contractor of the Company or any of its affiliates to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

     11. Noncompetition. You agree that so long as you are employed by Gerber Technology and for a period of one (1) year thereafter, you will not engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than 2% of the stock or equity of any corporation the capital stock of which is publicly traded) or otherwise, in the same or a substantially similar business as that conducted and carried on by the Company or any of its affiliates and being directly competitive with the Company or any of its affiliates at any time during such period.

     12. Confidential Information. You shall hold in a fiduciary capacity for the benefit of the Company and/or Gerber Technology all secret or confidential information, knowledge or data relating to the Company, Gerber Technology, the other subsidiaries of the Company and their respective businesses, which shall have been obtained during your employment by the Company and/or Gerber Technology and which shall not be public knowledge (other than by acts by you or your representatives in violation of this Agreement). After termination of your employment with the Company and/or Gerber Technology, you shall not, without prior written consent of the Company or Gerber Technology, as applicable, communicate or divulge any such information, knowledge or data to anyone other than the Company, Gerber Technology or those designated by them. The preceding two sentences shall not apply with respect to any information you are required to disclose pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or with respect to any information you are reasonably required to disclose in enforcing the terms of this Agreement.

     13. Cooperation with Claims. (a) You agree that you will personally provide reasonable assistance and cooperation to the Company and Gerber Technology in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company or Gerber Technology, as the case may be.

     (b) You will promptly notify the Company or Gerber Technology, as applicable, if you receive any requests from anyone other than an employee or agent of the Company or Gerber Technology for information regarding the Company or Gerber Technology or if you become aware of any potential claim or proposed litigation against the Company or Gerber Technology.

     (c) You will refrain from providing any information related to any claim or potential litigation against the Company or Gerber Technology to any other person without either the Company's or Gerber Technology's, as applicable, written permission or being required to provide information pursuant to legal process.

     (d) If required by law to provide sworn testimony regarding any matter related to the Company or Gerber Technology, you will consult with and have legal counsel designated by the Company or Gerber Technology, as applicable, present for such testimony.
The Company or Gerber Technology, as applicable, will be responsible for the costs of such designated counsel and you will bear no cost for same. You will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process. You will cooperate with the Company's or Gerber Technology's, as applicable, attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

     Nothing in subsection (c) or (d) above is intended to apply to governmental or judicial investigations; provided, however, that the Company will reimburse you for reasonable personal and legal expenses incurred by you if you are compelled to appear in a governmental or judicial investigation.

     14. Other Compensation and Benefits. Except as expressly provided herein, you acknowledge that you will not receive (nor are you entitled to) any additional compensation, severance, stock options, stock or benefits from the Company or any of its affiliates, notwithstanding any prior agreements to the contrary; provided that to the extent that you hold stock options granted under the Stock Option Plan, you shall continue to have the rights and benefits provided by such options and the Stock Option Plan, including any right to be granted reload options to the extent permitted under the terms of such options and the Stock Option Plan. The benefits provided under this Agreement shall be in lieu of any termination, separation, severance or similar benefits. If you were to be entitled to change in control benefits as provided in the Gerber Technology CIC Agreement and the letter agreement dated as of July 16, 1999 between the Company and you (the "Company CIC Agreement"), any amount paid under this agreement would be deducted from change in control monies owed.

     15. Termination of this Agreement. If the Company or Gerber Technology reasonably determines that you have violated any of your obligations under this Agreement, then the Company or Gerber Technology, as the case may be, may, at its option, terminate the all payments and any other benefits hereunder.

     16. Withholding. All payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

     17. Amendment. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Company, Gerber Technology and you.

     18. Entire Agreement. You acknowledge and agree that you have read carefully this entire Agreement. You represent and agree that you fully understand this Agreement, are satisfied with it, and have signed this Agreement of your own free will and not as the result of any threats, intimidation or coercion by the Company or Gerber Technology or any of their respective representatives. You further acknowledge and agree that any prior representations, promises or agreements between you, the Company and/or Gerber Technology relating to the subject matter of this Agreement are hereby extinguished; that there are no oral or written representations, promises or agreements between you, the Company and/or Gerber Technology other than those set forth herein; and that this Agreement constitutes the entire and only agreement on the subject matters covered herein.

     19. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to conflicts of law principles thereof.

     20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     21. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall also be binding upon, inure to the benefit of and be enforceable by any successor of the Company or Gerber Technology by reason of any merger, consolidation or sale of assets, dissolution, debt foreclosure or other reorganization of the Company or Gerber Technology.

     22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company and Gerber
Technology the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

Gerber Scientific, Inc.



By:
       ----------------------
Name:  Michael J. Cheshire
Title: Chairman of the Board, President and
       Chief Executive Officer



Gerber Technology, Inc.


By:
       ----------------------
Name:  Michael J. Cheshire
Title:

Understood and Agreed:



---------------------------
Employee:  Fredric K. Rosen

----------------------------
Date


       , 2000


To The Board of Directors of Gerber Scientific, Inc. and
The Board of Directors of Gerber Technology, Inc.:


I, Fredric K. Rosen, hereby formally tender my resignation as Senior Vice President and an employee of Gerber Scientific, Inc. (the "Company") and as President of Gerber Technology, Inc., a wholly owned subsidiary of the Company ("Gerber Technology"), and note that my resignation is not the result of any disagreement with the Company or Gerber Technology relating to their respective operations, policies or practices. My resignation will be effective as of December 1, 2000. I am pleased to continue as an employee and Chairman emeritus of Gerber Technology, as provided in that certain letter to me from Michael J. Cheshire dated November 6, 2000.


Sincerely,



Fredric K. Rosen